Exhibit 5.1

November 5, 2021

Concert Pharmaceuticals, Inc.

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-249862) (as amended or supplemented, the “Registration Statement”) filed on November 5, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Concert Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $250,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on November 16, 2020. Reference is made to our opinion letter dated November 5, 2020 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 5, 2021 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 2,253,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), (ii) 13,997 shares of the Company’s Series X1 preferred stock, par value $0.001 per share (together with the Common Shares, the “Shares”), and (iii) warrants (the “Warrants”) to collectively purchase 16,250 shares of the Company’s Series X1 preferred stock (the “Warrant Shares”), each registered for sale under the Registration Statement. The Shares and Warrants are being sold to funds affiliated with BVF Partners L.P. and RA Capital Management, L.P. (collectively, the “Purchasers”) and pursuant to a purchase agreement between the Company and the Purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Concert Pharmaceuticals, Inc.

November 5, 2021

Based on the foregoing, we are of the opinion that:

1.

The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.

The Warrants have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, the Warrants will be valid and binding obligations of the Company.

3.

The Warrant Shares have been duly authorized and assuming a sufficient number of authorized but unissued shares of the Company’s common stock or preferred stock, as applicable, are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 2 is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP